Exhibit 10.3

CONVERTIBLE PROMISSORY NOTE

AND NOTE PURCHASE AGREEMENT

MODIFICATION AGREEMENT

This Convertible Promissory Note and Note Purchase Agreement Modification Agreement (“Agreement”) is made and entered into as of February __, 2011 by and between Cancer Prevention Pharmaceuticals, Inc., a Delaware corporation (the “Company”) and _______________________________ (the “Holder”).

RECITALS

WHEREAS, the Holder is the holder of the $__________________ principal face amount of Convertible Promissory Note (“Note”) dated June 11, 2010 issued by the Company which was issued pursuant to the Note Purchase Agreement between the Company and Holder of even date with the Note (the “Purchase Agreement”). Capitalized terms used but otherwise defined herein shall have the meaning assigned to such terms in the Note.

WHEREAS, Section 12 of the Note provides that the terms of the Note may be modified and amended by agreement between the Company and the Holder.

WHEREAS, the Company and the Holder desire to modify and amend the Note in the manner hereinafter provided.

AGREEMENTS

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged the Company and the Holder hereby modify and amend the Note in the following, but no other way:

1.            Maturity Date. The Note is hereby amended to provide that the Maturity Date shall be February 17, 2012.

2.            Automatic Conversion. Section 2(a) of the Note is amended to read as follows:

(a)          Automatic Conversion. If prior to the Maturity Date, the Company consummates a Qualified Financing (defined below), all principal of and accrued and unpaid interest on this Note shall automatically convert into fully paid and nonassessable shares of the type of security issued in such Qualified Financing (“Qualified Securities”) at a conversion price per share (“Conversion Price”) equal to a discounted percentage of the per share price of the Qualified Securities issued in a Qualified Financing, which discount escalates over time in accordance with the following schedule (expressed as a percentage of the share price of the Qualified Securities):

ConvertPromNoteMod

(i)	From date of issuance	85%
(ii)	August 17, 2010	82.5%
(iii)	November 17, 2010	80%
(iv)	February 17, 2011	77.5%
(v)	May 17, 2011	75%
(vi)	August 17, 2011	72.5%
(vii)	November 17, 2011	70%
(viii)	February 17, 2012	68.5%

For example, if a Qualified Financing takes place on May 18, 2011 and the price of the Qualified Security is $6.00, the Notes would automatically convert into Qualified Securities at the rate of $4.50 per share (75%).

3.            Warrant Coverage. Section 1(b) of the Purchase Agreement is amended to read as follows:

(a)          Issuance of Warrants. In consideration for the purchase by the Lenders of the Notes, the Company will issue to each Lender a warrant in the form attached hereto as Exhibit B (each, a “Warrant” and, collectively, the “Warrants”). The number of shares for which the Warrant shall be exercisable shall initially be equal to 15% of the principal amount of the Notes purchased by such Lender hereunder (“Coverage Percentage”) divided by the Exercise Price, which term is defined in the Warrant. The Coverage Percentage shall increase over time in accordance with the following schedule:

August 17, 2010	17.5%
November 17, 2010	20%
February 17, 2011	22.5%
May 17, 2011	25%
August 17, 2011	27.5%
November 17, 2011	30%
February 17, 2012	32.5%

4.          Remaining Terms Unchanged. Except as otherwise specifically provided herein, the Note and the Purchase Agreement shall remain in full force and effect in accordance with their respective terms.

Dated: February ____, 2011

HOLDER

Cancer Prevention Pharmaceuticals, Inc.
Name

Name	Eugene Gerner, CSO

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